As filed with the Securities and Exchange Commission on May 3, 2010
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation or organization)
35-2206895
(I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor, Chevy
Chase, MD 20815
(Address, including zip code, of principal
executive offices)

CapitalSource Inc. Third Amended and Restated Equity Incentive Plan
(Full title of the plan)

Joseph Turitz
General Counsel
CapitalSource Inc.
4445 Willard Avenue
12th Floor
Chevy Chase, MD 20815
(Name and address of agent for service)

(301) 841-2700
(Telephone number, including area code, of agent for service)

Copy to:
James E. Showen, Esq.
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to be	maximum offering	maximum aggregate	Amount of
Title of securities to be registered	Registered(1)	price per share(2)	offering price(2)	registration fee(2)
Common Stock, par value $0.01 per share	33,000,000 shares	$5.95	$196,350,000	$13,999.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement shall also cover, in addition to the number of shares of Common Stock shown above, an indeterminate number of shares of Common Stock to be offered or sold pursuant to the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan that may be issued as a result of the antidilution and other adjustment provisions therein.

(2)	Estimated pursuant to Rule 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee, on the basis of $5.95 per share, which was the average of the high and low prices of the Common Stock of the Company as reported on the New York Stock Exchange on April 27, 2010.

EXPLANATORY STATEMENT
          We are filing this registration statement to register an additional 33,000,000 shares of our Common Stock for issuance pursuant to the CapitalSource Inc. Third Amended and Restated Equity Incentive Plan (the “Plan”). The increase in the number of shares authorized for issuance under the Plan, as well as certain other amendments to the Plan that are described in our definitive Proxy Statement for our 2010 Annual Meeting of Stockholders, were approved by our stockholders at our 2010 Annual Meeting of Stockholders, held on April 29, 2010. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statements related to the Plan on Form S-8 filed on August 7, 2003 (File No. 333-107725) and May 22, 2006 (File No. 333-134377) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          We hereby incorporate by reference into this registration statement the following documents filed with the Securities and Exchange Commission (the “SEC”):
(1)	Annual Report on Form 10-K for year ended December 31, 2009.

(2)	Current Reports on Form 8-K filed on February 25, 2010 and May 3, 2010.

(3)	The description of our Common Stock contained in our Registration Statement on Form 8-A/A, filed on May 22, 2006 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.
          In addition, all documents filed subsequent to the filing date of this registration statement by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.
          Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement except as indicated herein.
Item 8. Exhibits.

Exhibit
No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Stock registered hereby.

10.1	CapitalSource Inc. Third Amended and Restated Equity Incentive Plan, as amended.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Chevy Chase, State of Maryland on this 29th day of April, 2010.

CAPITALSOURCE INC.
By:	/s/ Steven A. Museles
Steven A. Museles
Co-Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. Museles, James J. Pieczynski and Joseph Turitz and each of them, his or her true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 29th day of April, 2010:

Signature	Title

/s/ Steven A. Museles Steven A. Museles	Director and Co-Chief Executive Officer (Principal Executive Officer)

/s/ James J. Pieczynski James J. Pieczynski	Director and Co-Chief Executive Officer (Principal Executive Officer)

/s/ Donald F. Cole Donald F. Cole	Chief Financial Officer (Principal Financial Officer)

/s/ Bryan D. Smith Bryan D. Smith	Chief Accounting Officer (Principal Accounting Officer)

/s/ John K. Delaney John K. Delaney	Chairman of the Board of Directors

/s/ William G. Byrnes William G. Byrnes	Director

/s/ Frederick W. Eubank, II Frederick W. Eubank, II	Director

Signature	Title

/s/ Andrew B. Fremder Andrew B. Fremder	Director

/s/ C. William Hosler C. William Hosler	Director

/s/ Timothy M. Hurd Timothy M. Hurd	Director

/s/ Sara Grootwassink Lewis Sara Grootwassink Lewis	Director

EXHIBIT INDEX

Exhibit
No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Stock registered hereby.

10.1	CapitalSource Inc. Third Amended and Restated Equity Incentive Plan, as amended.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).